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                                                                    EXHIBIT 99.1



CONTACT:
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Mr. Robert M. Doyle, Senior Vice President and
Chief Financial Officer; (516) 484-2300
Coinmach Laundry Corporation

FOR IMMEDIATE RELEASE:
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         COINMACH LAUNDRY CORPORATION FILES REGISTRATION STATEMENT FOR
              PUBLIC OFFERING OF 4,312,500 SHARES OF COMMON STOCK

ROSLYN, NEW YORK, OCTOBER 14, 1997 - Coinmach Laundry Corporation (NASDAQ:WDRY) announced that it has filed a registration statement with the Securities and Exchange Commission relating to a proposed offering of 4,312,500 shares of Common Stock. Of the total, 2,500,000 shares will be offered by the Company, 1,250,000 shares will be offered by certain selling shareholders and 562,500 shares represent shares subject to an over-allotment option granted to the underwriters by the selling shareholders.

Net proceeds to the Company from the proposed equity offering will be used to repay outstanding indebtedness and for general corporate purposes, which may include selected acquisitions. BT Alex. Brown Incorporated will lead manage the underwriting group with Lehman Brothers, Inc., Raymond James & Associates, Inc., Wheat First Butcher Singer and Jefferies & Company, Inc. serving as co-managers for the proposed equity offering.

The proposed equity offering represents the final stage in a recent series of financings designed to increase the Company's financial flexibility by strengthening its balance sheet and providing substantial borrowing capacity to support the Company's growth strategy.

On October 8, 1997, the Company announced the completion of a $100 million add-on financing to its 11 3/4% Senior Notes due 2005, priced at 109 7/8%. The proceeds of the add-on financing were used to retire a portion of the Company's outstanding bank debt. Additionally, a substantial portion of the proceeds from the proposed equity offering will be used to further reduce outstanding debt.

In conjunction with the proposed equity offering, the Company intends to amend its existing credit facility. The amended credit facility will provide the Company with an acquisition facility of $125 million and a working capital facility of $35 million. Pro forma for the equity offering and the amended credit facility, the Company will have cash and unused borrowing capacity of approximately $190 million.

Steve Kerrigan, Chairman and CEO of Coinmach, believes that "this combination of financings will provide the Company with substantial liquidity to continue our internal growth and consolidation strategy designed to increase shareholder value".


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Since January 1995, the Company has completed six significant acquisitions adding revenues of approximately $221 million and expanding its national presence from the Northeast into the Mid-Atlantic, Southeast, South Central, Midwest and Western regions of the United States. Accordingly, the Company has grown its installed base from approximately 54,000 machines to approximately 415,000 machines. As a result of this strategy growth, the Company's revenues and EBITDA have grown from $72.9 million and $13.6 million, respectively, on a historical basis for the twelve months ended March 31, 1995, to $306.9 million and $97.8 million, respectively, for the twelve months ended March 28, 1997, on a pro forma basis, giving effect to the acquisitions consummated by the Company since March 30, 1996.

Coinmach is the leading supplier of outsourced coin-operated equipment services for multi-family housing properties in the United States. The Company owns and operates approximately 415,000 coin-operated washers and dryers in approximately 42,000 locations on routes throughout the United States and in 151 laundromats located throughout Texas.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.




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